UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)*
RHI Entertainment, Inc.

(Name of Issuer)
Common Stock, par value $0.01 per share

(Title of Class of Securities)
74957T 104

(CUSIP Number)
December 31, 2008

(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) KRH Investments LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		9,900,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		9,900,000

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	9,900,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	42.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	00

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Kelso Interco VII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,102,953

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

9,102,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,102,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

38.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

00

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) KEP VI AIV, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,102,953

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

9,102,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,102,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

38.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Kelso AIV VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,102,953

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

9,102,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,102,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

38.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Kelso AIV GP VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,102,953

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

9,102,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,102,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

38.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Kelso AIV GP VII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,102,953

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

9,102,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,102,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

38.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Kelso Blocker VII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,102,953

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

9,102,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,102,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

38.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Philip E. Berney

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,102,953

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

9,102,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,102,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

38.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Frank K. Bynum, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,102,953

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

9,102,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,102,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

38.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Michael B. Goldberg

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,102,953

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

9,102,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,102,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

38.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Frank J. Loverro

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,102,953

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

9,102,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,102,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

38.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) George E. Matelich

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,102,953

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

9,102,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,102,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

38.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Frank T. Nickell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,102,953

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

9,102,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,102,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

38.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) David I. Wahrhaftig

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,102,953

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

9,102,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,102,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

38.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Thomas R. Wall, IV

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,102,953

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

9,102,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,102,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

38.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) James J. Connors, II

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,102,953

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

9,102,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,102,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

38.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Church M. Moore

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,102,953

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

9,102,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,102,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

38.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

1	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Stanley de J. Osborne

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,102,953

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

9,102,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,102,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

38.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

Item 1.
(a)	Name of Issuer:

RHI Entertainment, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

1325 Avenue of the Americas New York, New York 10019
Item 2.
(a)	Name of Person Filing:

KRH Investments LLC
Kelso Interco VII, LLC
KEP VI AIV, LLC
Kelso AIV VII, L.P.
Kelso AIV GP VII, L.P.
Kelso AIV GP VII, LLC
Kelso Blocker VII, LLC
Philip E. Berney
Frank K. Bynum, Jr.
Michael B. Goldberg
Frank J. Loverro
George E. Matelich
Frank T. Nickell
David I. Wahrhaftig
Thomas R. Wall, IV
James J. Connors, II
Church M. Moore
Stanley de J. Osborne
(b)	Address of Principal Business Office, or if none, Residence:

c/o Kelso & Company, L.P. 320 Park Avenue, 24th Floor New York, NY 10022.

(c)	Citizenship:

See Item 4 of the cover pages attached hereto.

(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”)

(e)	CUSIP Number:

74957T 104

Item 3.	If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership (a) through (c)
(a)	Amount beneficially owned

See Item 9 of the attached cover pages.

(b)	Percent of class
See Item 11 of the attached cover pages. The figures reported in Item 11 of the attached cover pages are based upon the number of outstanding shares reported in the (i) quarterly report on Form 10-Q filed with the Securities and Exchange Commission by RHI Entertainment, Inc. on November 6, 2008 which reported the total outstanding shares of common stock, as of November 6, 2008, as 13,500,100.
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote:

See Item 5 of the attached cover pages.

(ii)	Shared power to vote or direct the vote:

See Item 6 of the attached cover pages.

(iii)	Sole power to dispose or to direct the disposition:

See Item 7 of the attached cover pages.

(iv)	Shared power to dispose or to direct the disposition:

See Item 8 of the attached cover pages.
          Kelso AIV GP VII, LLC (“GP VII LLC”) is the general partner of Kelso AIV GP VII, L.P. (“GP VII LP”). GP VII LP is the general partner of Kelso AIV VII, L.P. (“Kelso AIV”). Kelso AIV and Kelso Blocker VII, LLC (“Kelso Blocker”) are members of Kelso Interco VII, LLC (“Kelso Interco”), the majority owner of KRH Investments LLC. Each of GP VII LLC, GP VII LP, Kelso AIV, Kelso Blocker and Kelso Interco disclaims beneficial ownership of the securities owned of record by KRH Investments LLC, except to the extent of their respective pecuniary interests therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Securities Exchange Act of 1934, as amended (the “Act”), or for any other purposes.
          Each of GP VII LLC, GP VII LP, Kelso AIV, Kelso Blocker and Kelso Interco, due to their common control, could be deemed to beneficially own each other’s securities. GP VII LLC disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LP, Kelso AIV, Kelso Blocker and Kelso Interco except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.
          GP VII LP disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LLC, Kelso AIV, Kelso Blocker and Kelso Interco, except, in the case of Kelso AIV, Kelso Blocker and Kelso Interco, to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.
          Kelso AIV disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LLC, GP VII LP, Kelso Blocker and Kelso Interco, except, in the case of Kelso Blocker and Kelso Interco, to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.
          Kelso Blocker disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by GP VII LLC, GP VII LP, Kelso AIV and Kelso Interco, except, in the case of Kelso Interco, to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.
          Kelso Interco disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LLC, GP VII LP, Kelso AIV and Kelso Blocker, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.
          KEP VI AIV, LLC (KEP VI) and GP VII LLC due to their common control could be deemed to beneficially own each other’s securities. KEP VI disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LLC, GP VII LP, Kelso AIV, Kelso Blocker and Kelso Interco, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes. Each of GP VII LLC, GP VII LP and Kelso AIV, Kelso Blocker and Kelso Interco disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by KEP VI, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.
          KEP VI disclaims beneficial ownership of the securities owned of record by KRH Investments LLC, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

          Messrs. Nickell, Wall, Matelich, Goldberg, Bynum, Wahrhaftig, Berney, Loverro, Connors, Osborne and Moore may be deemed to share beneficial ownership of securities owned of record, or deemed beneficially owned by GP VII LLC, GP VII LP, Kelso AIV, Kelso Blocker and Kelso Interco, KEP VI and KRH Investments LLC, by virtue of their status as managing members of GP VII LLC and KEP VI, but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that any of Messrs. Nickell, Wall, Matelich, Goldberg, Bynum, Wahrhaftig, Berney, Loverro, Connors, Osborne and Moore is the beneficial owner of these securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
Not applicable as this statement is filed pursuant to Rule 13d-1(d).

SIGNATURE
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: April 8, 2009

KRH INVESTMENTS LLC

Signature:	/s/ Henry S. Hoberman

Name: Henry S. Hoberman
Title: EVP & General Counsel

Kelso Interco VII, LLC

Signature:	*

KEP VI AIV, LLC

Signature:	*

KELSO AIV VII, L.P.

Signature:	*

Kelso AIV GP VII, L.P.

Signature:	*

Kelso AIV GP VII, LLC

Signature:	*

Kelso Blocker VII, LLC

Signature:	*

PHILIP E. BERNEY

Signature:	*

FRANK K. BYNUM, JR.

Signature:	*

MICHAEL B. GOLDBERG

Signature:	*

FRANK J. LOVERRO

Signature:	*

GEORGE E. MATELICH

Signature:	*

FRANK T. NICKELL

Signature:	*

DAVID I. WAHRHAFTIG

Signature:	*

THOMAS R. WALL, IV

Signature:	*

JAMES J. CONNORS, II

Signature:	*

Church M. Moore

Signature:	*

Stanley de J. Osborne

Signature:	*

*By:	/s/ James J. Connors, II
Name: James J. Connors, II Attorney-in-fact**

** The Powers of Attorney filed with the Securities and Exchange Commission with the Form 3s, dated June 23, 2008 in respect of the securities of RHI Entertainment, Inc. by Kelso Interco VII, LLC, KEP VI AIV, LLC, Kelso AIV VII, L.P., Kelso AIV GP VII, L.P., Kelso AIV GP VII, LLC, Kelso Blocker VII, LLC, Philip E. Berney, Frank K. Bynum, Michael B. Goldberg, Frank J. Loverro, George E. Matelich, Frank T. Nickell, David I. Wahrhaftig, Thomas R. Wall, IV, James J. Connors, II, Church M. Moore and Stanley de J. Osborne are hereby incorporated by reference.